Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Watsco, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Common stock, $0.50 par value	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)		(2)

Fees to be paid	Equity	Class B Common Stock, par value $0.50 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)		(2)

Fees Previously Paid	-	-	-	-	-	-		-	-	-	-	-

Carry Forward Securities

Carry Forward Securities	-	-	-	-	-	-		-	-	-	-	-

	Total Offering Amounts							-

	Total Fees Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							-

(1)
An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(2)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.